UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2014

OPHTHOTECH CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Penn Plaza, 19th Floor

New York, NY 10119

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code:  (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 2, 2014,  Ophthotech Corporation (“Ophthotech”) and Agilent Technologies, Inc. (“Agilent”) entered into a Clinical Manufacturing and Supply Agreement (the “Agreement”).

Pursuant to the Agreement, Agilent has agreed to manufacture and supply to Ophthotech, and Ophthotech has agreed to purchase from Agilent, a specified percentage of Ophthotech’s clinical requirements in specified jurisdictions of the active pharmaceutical ingredient (“Fovista API”) in Ophthotech’s product candidate Fovista™. The Agreement has an initial five year term, which is subject to automatic renewal absent termination by either party in accordance with the terms of the Agreement. The Agreement provides for pricing structured on a tiered basis with the price reduced as the volume ordered increases.

The parties have agreed to negotiate in good faith and use commercially reasonable efforts to enter into a separate manufacturing supply agreement for the commercial supply of Fovista API consistent with specified terms.

Ophthotech may terminate the Agreement or any statement of work thereunder upon 12 months prior written notice to Agilent.  Agilent may terminate the Agreement in the event that Ophthotech does not, over a specified period, purchase and take delivery from Agilent of a specified minimum quantity of Fovista API.  Each party also has the right to terminate the Agreement for other customary reasons such as material breach and bankruptcy.

The Agreement contains provisions relating to compliance by Agilent with current Good Manufacturing Practices, cooperation by Agilent in connection with marketing applications for Fovista, indemnification, confidentiality, dispute resolution and other customary matters for an agreement of this kind.

Ophthotech expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2014, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: May 8, 2014	By:	/s/ Barbara A. Wood
Barbara A. Wood Senior Vice President, General Counsel and Secretary